                                                         EXHIBIT 11
                                      CANANDAIGUA WINE COMPANY, INC. AND SUBSIDIARIES
                              COMPUTATION OF NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE
                                           (in thousands, except per share data)
                                                         (unaudited)
                                                                   For the Three Months Ended May 31,
                                                      -------------------------------------------------------
                                                                   1996                       1995
                                                       ---------------------------   ------------------------
                                                                          FULLY                       FULLY
Net income per common and common equivalent share:         PRIMARY       DILUTED       PRIMARY       DILUTED

Net income available to common and common equivalent
  shares                                                 $   8,501     $   8,501     $  10,637      $ 10,637
Adjustments                                                   --            --            --            --
                                                         ---------     ---------     ---------      --------
Net income available to common and common equivalent
  shares                                                 $   8,501     $   8,501     $  10,637      $ 10,637
                                                         =========     =========     =========      ========
Shares:
Weighted average common shares outstanding                  19,629        19,629        19,532        19,532
Adjustments:
  (1) Assumed exercise of incentive stock options              210           210           290           303
  (2) Assumed exercise of stock options                         57            57           153           177
                                                         ---------     ---------     ---------      --------
Weighted average common and common equivalent shares
  outstanding                                               19,896        19,896        19,975        20,012
                                                         =========     =========     =========      ========
Net income per common and common equivalent share        $     .43     $     .43     $     .53      $    .53
                                                         =========     =========     =========      ========